UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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INFOUSA INC.
(Name of Registrant as Specified in Its Charter)
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5711 S 86TH CIRCLE • PO BOX 27347 • Omaha NE 68127-0347
Executive Office: (402) 596-8900 • Fax (402) 596-8902
Internet: www.infoUSA.com
FOR IMMEDIATE RELEASE
May 22, 2006
CONTACT:
Laura Smith / Andrew Siegel
Joele Frank, Wilkinson Brimmer Katcher
Phone: (212) 355-4449
infoUSA SENDS LETTER TO SHAREHOLDERS
Urges Shareholders to Vote FOR infoUSA Directors
and AGAINST Shareholder Proposal Number 2
OMAHA, Neb. — May 22, 2006 — infoUSA (Nasdaq:IUSA) today sent the following letter to all infoUSA stockholders recommending that they vote FOR the Board’s director nominees and AGAINST shareholder proposal number 2:
IMPORTANT REMINDER
– The Upcoming infoUSA Annual Meeting is Critical to the Future of your Investment -
– Time Is Short. Please Sign, Date and Return the Enclosed White Proxy Card Today -
VOTE FOR infoUSA DIRECTORS AND AGAINST PROPOSAL #2
Dear infoUSA shareholder:
Your Company’s May 26th Annual Meeting of Shareholders is rapidly approaching and every vote counts. We strongly urge you to support the re-election of our three highly qualified nominees — Vinod Gupta, Dr. George Haddix and Dr. Vasant Raval — by signing, dating and returning the Company’s enclosed WHITE proxy card today. Your Board also urges you to vote AGAINST shareholder proposal number 2.
–	infoUSA’s existing Board is highly qualified, independent minded and represents the interest of all shareholders. We believe that the dissident nominees represent only the dissident, not all infoUSA shareholders, and that the election of the dissident slate could negatively impact shareholder value.

–	The interests of infoUSA’s director nominees are directly aligned with the interests of all infoUSA shareholders. The full Board together with the senior management team beneficially own approximately 43% of the Company. The dissident nominees have no financial stake in the success of infoUSA.

–	infoUSA’s nominees have the right experience and knowledge to enhance value FOR ALL SHAREHOLDERS. The dissident nominees have no working knowledge of infoUSA, its business or the industry and no relevant industry experience.

–	infoUSA’s Board and management have a strategic growth plan to enhance value for all infoUSA shareholders. The dissident nominees do not.

–	The infoUSA strategic growth plan is working and should not be derailed. infoUSA had a great first quarter of 2006 in which the Company generated 4.3% organic revenue growth and revised revenue guidance to the upper end of the range for the year. We believe that infoUSA has the customers, content and distribution to continue to grow organically and enhance shareholder value and that the election of the dissident slate could interrupt the implementation of the strategic plan.
In short, we believe that the infoUSA nominees — unlike the dissident nominees — have the qualifications, experience, strategic plan and proven track record to enhance value for all infoUSA shareholders.
INDUSTRY EXPERT SUPPORTS infoUSA NOMINEES
A leading industry publication, Direct Magazine, recently published an article by Ray Schultz, a well-respected journalist who has covered our industry for more than 20 years. Mr. Schultz endorsed the infoUSA nominees and agrees that electing the dissident slate could have a negative impact on value creation (a copy of the article from directmag.com is available at http://directmag.com/opinions-columnists/directhit/direct-hit-win-with-vin—51906/index.html).1
Take a look. Mr. Schultz wrote: “What we are saying is that he is the best person to run infoUSA. And so we advise the fence-sitters in next week’s board election: Vote the Vin ticket.”
DON’T BE MISLED BY DOLPHIN’S EMPTY RHETORIC AND MISLEADING STATEMENTS
THE CURRENT infoUSA BOARD IS COMMITTED TO SOUND CORPORATE GOVERNANCE
DOLPHIN AND ITS DISSIDENT SLATE ARE NOT
Dolphin’s most recent communication is simply an attempt to create a smoke screen of empty rhetoric. Their carefully crafted, intentionally inflammatory statements about related party transactions is just another effort to divert your attention from the real question — which candidates are best qualified to be directors of infoUSA and stewards of your investment in the Company. Here are the real facts, which they are trying to obscure:
Your Board, with the active involvement of Dr. Vasant Raval (Chairman of the Audit Committee and current nominee), extensively reviewed infoUSA’s related party transactions and arrangements and sought and received the advice of the Company’s outside auditors and other advisers that such transactions and arrangements were appropriately documented, proper business expenses of the Company.
The Company, at the direction of your Board, has acted to eliminate almost all related party transactions and relationships. These services are now being obtained from unrelated third parties.
Dolphin was aware of these properly incurred and documented transactions, both when they made their initial investment last June, and as they increased their investment in infoUSA substantially since last August.
Under the oversight of your Board, infoUSA has developed a strong internal audit function that reports directly to the Audit Committee, and has internal policies and procedures that were tested and received a clean Section 404 report from the Company’s outside auditors for 2005.

Despite Dolphin’s self-serving rhetoric to the contrary, this Board has demonstrated accountability and has done the right thing by proactively taking actions to strengthen its corporate governance.
      But where is the commitment to accountability and good corporate governance of Dolphin and its nominees? Their record belies their empty rhetoric. Consider that Dolphin would have you elect, as stewards of your investment, individuals whose experience as public company directors was falsely and misleadingly reported in Dolphin’s proxy materials until we asked our shareholders to look at the public record. Look at that public record and you will see that Dolphin’s slate of candidates is made up of individuals lacking knowledge of infoUSA, its business and its industry and relevant industry experience; who have a track record of being nominated for election by those with the objective of obtaining control of other publicly held companies; and whose public company board and audit committee service coincides with a deteriorating record of ineffective disclosure controls and procedures, repeatedly late SEC filings and delisting from NASDAQ.
YOUR VOTE IS IMPORTANT
Regardless of the number of shares you hold, it is important that your shares be represented and voted at the annual meeting on May 26, 2006. Therefore, please sign, date and mail your proxy card as soon as possible, whether or not you plan to attend the meeting, to ensure that your shares are voted.
WITH YOUR SUPPORT, infoUSA’S BOARD AND MANAGEMENT
CAN CONTINUE TO BUILD VALUE FOR ALL SHAREHOLDERS
Your Board asks that you support your Board and management team by voting FOR infoUSA’s incumbent directors and AGAINST proposal number 2 on the enclosed WHITE proxy card today. If you have any questions about how to vote your shares please contact our proxy solicitor, MacKenzie Partners, toll free at (800) 322-2885.
VOTE FOR YOUR BOARD’S NOMINEES AND AGAINST PROPOSAL NUMBER 2
ON THE WHITE PROXY CARD TODAY
Thank you for your continuing support.
Sincerely,
Vinod Gupta
Chairman & Chief Executive Officer
infoUSA Inc.

About infoUSA
infoUSA ( www.infoUSA.com ), founded in 1972, is the leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own a proprietary database of 250 million consumers and 14 million businesses under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites. Nearly 3 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500. To know more about Sales Leads, click www.infousa.com. To get a 7-day free trial and 100 free sales leads, click www.salesgenie.com.
Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.

[1]	Consent of the author and the publication to refer to this article and the statements contained therein has neither been sought nor obtained.